STATE OF DELAWARE
							  SECRETARY OF STATE
						     DIVISION OF CORPORATIONS
						    FILED 09:00 AM 08/24/1994
							 944158912 - 2428903


			  CERTIFICATE OF INCORPORATION
				       OF
			     BAP Acquisition Corp.

FIRST: The name of this corporation is BAP Acquisition Corp.

SECOND: Its registered office in the state of Delaware is to be located at Three Christina Centre, 201 N. Walnut Street, Wilmington DE 19801, New Castle County.
The registered agent in charge thereof is The Company Corporation, address "same as above".

THIRD: The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law Of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation is divided into 20,000,000 shares of stock at $.001 par value.

FIFTH: The name and mailing address of the incorporator is as follows:

      Vanessa  Foster,   Three  Christina  Centre,   201  N.  Walnut  Street;
Wilmington DE 19801

SIXTH: The Directors shall have power to make and to alter or amend the By-Laws;
to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.
With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.
The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.
The stockholders and directors shall have power to hold their meetings and keep the books, documents, and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.
It is the intention that the objects purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be no wise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws ofthe State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

DATED: August 24, 1994               /s/ Vanessa Foster
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